Exhibit 21.1

Subsidiaries of InnerWorkings, Inc.

Name of Subsidiary	State of Organization
Applied Graphics, Inc.	Hawaii
Graphography Limited LLC	New York
Corporate Edge, Inc.	New Jersey
Spectrum Printing Services	California
Brown + Partners, Inc	Pennsylvania
Graphic Resource Group, Inc	Minneapolis
Data Flow Media Systems LP	Texas
CoreVision, Inc.	Illinois
Origen Partners	Georgia
Marketing-Out-of-the-Box	Illinois
MediaLink Creative Solutions	Wisconsin
Mikam Graphics	New York
CSP	Ohio
etrinsic	United Kingdom
Print Systems, Inc.	Michigan